Exhibit 5.1

[LETTERHEAD OF POPULAR, INC.]

June 29, 2009

Popular, Inc.

209 Muñoz Rivera Avenue

Hato Rey, Puerto Rico 00918

Ladies and Gentlemen:

I have acted as counsel for Popular, Inc. (the “Company”) in connection with the registration by the Company under the Securities Act of 1933, as amended (the “Act”) of 390,000,000 shares of common stock (the “Common Stock”) of the Company, par value $0.01 per share, under a Registration Statement on Form S-4 filed with the Securities and Exchange Commission on June 8, 2009, as amended by Amendment No. 1 to the Form S-4 filed on the date hereof (the “Registration Statement”).

I have examined originals, or copies certified to my satisfaction, of all such corporate records of the Company, agreements and other instruments, certificates of public officials, officers and representatives of the Company and such other documents as I have deemed necessary as a basis for the opinions hereinafter expressed.

Based on the foregoing and having regard to legal considerations that I deem relevant, I am of the opinion that, when the Registration Statement has become effective under the Act, and the shares of Common Stock have been issued and delivered in exchange for (i) the 6.375% Non-cumulative Monthly Income Preferred Stock, Series A and 8.25% Non-cumulative Monthly Income Preferred Stock, Series B issued by the Company, and (ii) the 8.327% Trust Preferred Securities issued by BanPonce Trust I, 6.564% Trust Preferred Securities issued by Popular North America Capital Trust I, 6.70% Cumulative Monthly Income Trust Preferred Securities issued by Popular Capital Trust I and 6.125% Cumulative Monthly Income Trust Preferred Securities issued by Popular Capital Trust II, the shares of Common Stock will be duly authorized, validly issued and outstanding, fully paid and nonassessable.

I hereby consent to the inclusion of this opinion as an Exhibit to the Registration Statement and to the reference to me under the caption “Validity of Common Stock” in the Prospectus constituting a part of the Registration Statement, without implying or admitting that I am an “expert” within the meaning of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder with respect to any part of the Registration Statement.

Very truly yours,

/s/ Brunilda Santos de Alvarez
Brunilda Santos de Alvarez